Exhibit 99.1

Contacts:
Jack Lief	Susan Neath
Arena Pharmaceuticals	Atkins + Associates
858-453-7200 x223	858-527-3486

Arena Pharmaceuticals Reports Successful Phase 1a Safety and Clinical
Pharmacology Trial Results of Novel Anti-Obesity Compound

SAN DIEGO, July 14, 2004  — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) announced today results from a Phase 1a, single-dose clinical trial of the company’s novel anti-obesity compound, APD356. APD356 is an orally administered small molecule that is a selective 5-HT2C serotonin receptor agonist. The 5-HT2C receptor is located in an area of the brain believed to play an important role in regulating food intake and metabolism.

This first clinical study of APD356 explored the relationship among dose, concentration, and desired and undesired effects. Highlights of the study include:

•                  Evidence of a pharmacologic effect on food intake was seen with a single 10 mg dose of APD356.

•                  APD356 was shown to have a half-life of approximately 11 hours, which should support once daily dosing.

•                  APD356 was pharmacokinetically well behaved, with minimal inter-subject variability and excellent dose proportionality.

•                  Food did not affect the absorption of APD356, which suggests that it can be taken with food or on an empty stomach.

“I am very encouraged by the tolerability and pharmacokinetics of APD356 observed in this study, and excited about the evidence of a pharmacologic signal from a single 10 mg dose,” stated Dr. William Shanahan, Arena’s Vice President and Chief Medical Officer. “Clinical achievements are important milestones for Arena because they help validate our proprietary technologies and approach to drug discovery, and provide further evidence that our in-depth knowledge of G protein-coupled receptors will enable us to discover new orally active compounds to fuel our development pipeline.”

The clinical study was conducted in three parts.

In Part A, 45 healthy male and female volunteers (mean BMI 26.2, range 20.5-30.9) in cohorts of 9 subjects (6 randomized to drug, 3 to placebo) received single doses of APD356 in a double-blind, placebo-controlled, dose-escalation study to evaluate its safety, tolerability and pharmacokinetic profile. Dose escalation was terminated after the 40 mg dose, a dose that produced drug levels in blood well above those needed to activate 5-HT2C receptors in vitro. As expected with serotonergic drugs, central nervous system side effects were observed at high doses.

Part A showed that APD356 was pharmacokinetically well behaved. The terminal plasma half-life was determined to be approximately 11 hours, appropriate for once daily dosing in patients.

In Part B, 12 subjects (6 male, 6 female) were administered a single dose of APD356 on an empty stomach. The subjects were then administered the same dose one week later after ingestion of a high fat meal to assess the effects of food on drug absorption. APD356 was found to be well tolerated with food, and food did not affect maximal drug concentration (Cmax) or exposure (AUC).

Part C tested the acute effects on food intake of 0.1, 1 and 10 mg of APD356. In a randomized, double-blind, placebo-controlled, four-period-cross-over study using a test meal model, 20 male volunteers (mean BMI 25.3, range 22.8-30.1) received single doses of APD356 or placebo. Over a period of four weeks, each subject received three different single doses of APD356 or placebo at weekly intervals in random order. Two hours later, each subject was given a standard test meal in a controlled setting. The amount of food consumed was the pharmacologic endpoint.

In Part C, there was evidence of a pharmacologic signal at the 10 mg dose; the maximum drug levels achieved at the 10 mg dose were approximately 20-times greater than the in vitro EC50 for 5-HT2C receptors, well above levels needed to activate 5-HT2C receptors. At the 10 mg dose, a 6.5% mean reduction in meal size from placebo was observed. Although this result was not statistically significant, if the results from a single outlying subject are excluded, the 10 mg dose produced a statistically significant (p=0.021) 10.7% mean reduction in meal size relative to placebo. The outlying subject demonstrated a strong period effect by consuming approximately twice as much food during the first period, which happened to be the 10 mg dose, than during the other three periods, during which his consumption was consistent.

	Change in Group Mean Test Meal Size Relative to Placebo, with and without the Outlying Subject
	Placebo Meal (kcal)	10 mg
All Subjects (n=20)	1304.4	-6.5%
Outlier Excluded (n=19)	1310.3	-10.7	%*

*p=0.021 vs. placebo

Based on these results, a Phase 1b study will commence within the next several weeks to determine the maximum tolerated repeat dose, as determined by daily administration of APD356 for 14 days in a double-blind, placebo-controlled, dose-escalation study.

About APD356

Obesity and metabolic syndrome are conditions that affect tens of millions of adults and children and pose a serious long-term threat to their health and welfare. APD356 reduced body weight and food intake in animal models of obesity, which, Arena believes, is due to the compound’s ability to regulate satiety and perhaps metabolism. Arena’s in vivo experiments showed that APD356 selectively reduced fat mass in obese animals, while leaving lean body mass unchanged, a very desirable outcome. Further, these same animals evidenced a statistically significant decrease in total cholesterol, while their HDL, the so-called “good” cholesterol, increased. Stimulation of the 5-HT2C receptor is thought to play an important role in weight loss. APD356 is a selective serotonergic drug, and has ~100-fold selectivity in vitro for the 5-HT2C receptor relative to the 5-HT2B receptor. In addition, APD356 has ~15-fold selectivity in vitro for the 5-HT2C receptor versus the 5-HT2A receptor, the central nervous system (CNS) receptor thought to be primarily responsible for most of the CNS adverse effects of non-selective serotonergic agents. It is hypothesized that its selectivity will allow APD356 to be dosed at a level that will induce clinically relevant weight loss while avoiding the cardiovascular side effects observed with non-selective serotonergic agents.

About Arena

Arena is a biopharmaceutical company focusing on the discovery, development and commercialization of drugs in four major therapeutic areas: metabolic, cardiovascular, inflammatory and central nervous system diseases. Arena is developing a broad pipeline of compounds that act on an important class of drug targets called G protein-coupled receptors, or GPCRs, and that are being developed using Arena’s proprietary technologies, including CARTTM (Constitutively Activated Receptor Technology) and Melanophore. Arena also has research collaborations with Merck, Fujisawa, Taisho and TaiGen for products in a number of different indications. For additional information about Arena, visit their website at http://www.arenapharm.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about when and whether Arena expects to continue further clinical testing on APD356 and Arena’s strategy, technologies, preclinical and clinical programs, ability to identify and develop drugs, future achievements, goals and expectations, as well as other statements that are not historical facts, including statements that are preceded by the word “will” or similar words. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical studies, Arena’s ability to obtain additional financing from collaborators or investors, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including Arena’s most recent quarterly report on Form 10-Q and its recently filed registration statement on Form S-3. These forward-looking statements represent Arena’s judgment as of the date of this release. Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. CARTTM is an unregistered service mark of the company.